calculation of registration fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$300,000,000.00	$32,100.00

PROSPECTUS	Pricing Supplement Number: 4456
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 23, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date/Pricing Effective Time:	October 23, 2006

Settlement Date (Original Issue Date):	October 26, 2006

Maturity Date:	February 15, 2012

Principal Amount:	US$ 300,000,000.00

Price to Public (Issue Price):	102.22%

Agents Commission:	0.30%

All-in Price:	101.92%

Accrued Interest:	US$ 3,476,041.67

Treasury Benchmark:	4.500% due September 30, 2011

Treasury Yield:	4.801%

Spread to Treasury Benchmark:	Plus 58.5 basis points

Re-Offer Yield:	5.386%

Net Proceeds to Issuer:	US$ 309,236,041.67

Interest Rate Per Annum:	5.875%

Interest Payment Dates:	Semi-annually on each February 15th and August 15th of each year, commencing on February 15, 2007 and ending on the Maturity Date.

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Day Count Convention:	30/360

Denominations:	Minimum of $1000 and in increments of $1000 thereafter

CUSIP:	36962GXS8

ISIN:	US36962GXS82

Common Code:	014355138

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on Page 2 of the accompanying Prospectus Supplement and "Risk Factors" on Page 2 of the accompanying prospectus.

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Companys issues of US$2,250,000,000, US$200,000,000, and US$200,000,000 principal amount of 5.875% Notes due February 15, 2012 as described in the Issuers Pricing Supplement number 3706 dated February 12, 2002, Issuers Pricing Supplement number 3756 dated May 15, 2002, and the Issuers Pricing Supplement number 3910 dated May 9, 2003 (which currently collectively form a single US $2,650,000,000 principal amount issue).

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 102.22% of the aggregate principal amount less an underwriting discount equal to 0.30% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.